Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of KVAC (Cayman) Limited (the “Company”) on Amendment No. 3 to Form F-4 to be filed on January 27, 2025, of our report dated December 4, 2024, with respect to our audit of the consolidated financial statements of KVAC (Cayman) Limited as of September 30, 2024, and for the period August 28, 2024 (inception) through September 30, 2024, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts”.

/s/ Adeptus Partners, LLC

Adeptus Partners, LLC

Ocean, New Jersey

January 27, 2025